This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated April 14, 1998 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Chase Securities Inc. (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                  Notice of Offer to Purchase for Cash
                 All Outstanding Shares of Common Stock
                                  of
                         Blessings Corporation
                                  at
                        $21.00 Net Per Share
                                  by
                        VA Acquisition Corp.
                    a wholly-owned subsidiary of
                   Huntsman Packaging Corporation

VA Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Huntsman Packaging Corporation, a Utah corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.71 per share (the "Common Stock" or "Shares"), of Blessings Corporation, a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 14, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON MONDAY, MAY 11, 1998, UNLESS THE OFFER IS EXTENDED.
The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis on the date of purchase, (2) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (and the regulations thereunder), and the Mexican Federal Law of Economic Competition, applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer, and (3) the satisfaction of certain other terms and conditions described in the Offer to Purchase.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 7, 1998 (the "Merger Agreement") among Parent, the Purchaser and the Company pursuant to which, following the purchase of Shares by the Purchaser pursuant to the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). In the Merger, each outstanding Share (other than Shares then held by the Company, Parent, the Purchaser, or any wholly-owned direct or indirect subsidiary of the Company or Parent, and other than Shares held by stockholders, if any, who perfect their appraisal rights under Delaware law) will be converted into the right to receive $21.00, or any higher price per Share paid pursuant to the Offer, without interest thereon, in cash and the Company will become a wholly-owned subsidiary of Parent.

The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and recommends that the Company's stockholders accept the Offer.

Concurrently with the execution of the Merger Agreement, Parent and the Purchaser entered into a Tender Agreement and Irrevocable Proxy dated as of April 7, 1998 (the "Tender Agreement") with Williamson-Dickie Manufacturing Company and certain members of senior management of the Company (collectively, the "Stockholders") owning, in the aggregate, 5,925,072 Shares, or approximately 57.3% of the Shares outstanding on March 31, 1998 on a fully-diluted basis. Pursuant to the Tender Agreement, the Stockholders have agreed, among other things, to validly tender and sell pursuant to the Offer and not withdraw all Shares which are beneficially owned by them, provided that the Offer price is not less than $21.00, and to irrevocably appoint the Purchaser as the attorney and proxy of each Stockholder to vote and otherwise act (by written consent or otherwise) with respect to all Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company, subject to certain limitations and restrictions.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased), Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing Shares ("Share Certificates"), or timely confirmation of a book-entry transfer of such Shares, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (3) all other documents required by the Letter of Transmittal.

Subject to the terms of the Merger Agreement and the Tender Agreement and the applicable rules of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptancee for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises such rights. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, May 11, 1998, unless and until the Purchaser, in its sole discretion and subject to the terms of the Merger Agreement, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 12, 1998. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its reasonable ddiscretion, whose determination will be final and binding.
The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Purchaser its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other related materials may be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks and trust companies and will be furnished promptly at the Purchaser's expense.

                   The Information Agent for the Offer is:

                       Mackenzie Partners, Inc.
                            156 Fifth Avenue
                       New York, New York 10010
                    (212) 929-5500 (Call Collect)
                                 or
                   CALL TOLL-FREE (800) 322-2885
                 The Dealer Manager for the Offer is:
                         Chase Securities Inc.
                           270 Park Avenue
                       New York, New York 10017
                    (212) 270-3348 (Call Collect)
                            April 14, 1998